Exhibit 99.2

深圳市龙岗区坂田街道雅宝路1号星河World F栋18层F1806号 邮政编码：518100

Suite F1806, 18F, Xinghe WORLD Tower F, No.1Yabao Road, Bantian Street, Longgang District, Shenzhen

电话/Tel：0755-8958 5892       传真/Fax：0755-8958 6631       www.chonglilaw.com

May 2, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Future Vision II Acquisition Corp.

Registration Statement on Form S-4

Ladies and Gentlemen:

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed by Future Vision II Acquisition Corp., a Cayman Islands exempted company (“Future Vision II”), relating to the proposed business combination between Future Vision II and VIWO Technology Inc., a Cayman Islands exempted company (“VIWO”).

We further consent to the reference to our firm name under the captions “Legal Matters,” “Risk Factors,” “Information about VIWO,” “Government Regulations,” “Enforceability of Civil Liabilities,” and elsewhere in the Registration Statement and the related proxy statement/prospectus contained therein.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Our consent is specifically related to matters of the laws of the People’s Republic of China (for the purpose of this consent letter, excluding the laws of Hong Kong, Macao, and Taiwan) (“PRC Law”) discussed in the Registration Statement where our firm is referenced or where advice from PRC counsel is mentioned. This includes, but is not limited to, discussions concerning:

●	The corporate structure and due establishment of VIWO’s subsidiaries operating within the PRC.

●	Applicable PRC regulations governing foreign investment, including the Foreign Investment Law and relevant Negative Lists.

●	Licensing, permits, and approvals required under PRC Law for VIWO’s PRC subsidiaries to conduct their current business operations.

●	PRC regulations pertaining to mergers and acquisitions, including the M&A Rules.

●	PRC regulations concerning data security, cybersecurity, and personal information protection, including the PRC Cybersecurity Law, the PRC Data Security Law, the Personal Information Protection Law (PIPL), and related measures and their applicability to VIWO’s operations and the proposed transaction.

●	PRC regulations regarding overseas listings and securities offerings by domestic companies, including the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and the related filing requirements with the China Securities Regulatory Commission (CSRC).

●	PRC regulations related to foreign exchange controls and dividend distributions by PRC entities.

●	The enforceability of foreign judgments within the PRC.

We consent to the incorporation by reference of this consent letter into any subsequent amendments to the Registration Statement.

Very truly yours,

/s/ Chong Li Law Firm